Exhibit 99.1

November 25, 2016

DALLAS, TX, November 25, 2016 — Neiman Marcus Group (NMG) announces effective November 28, 2016 Michael Fung will serve as Interim Chief Financial Officer and Chief Operating Officer of Neiman Marcus Group.  This position was previously held by Donald T. Grimes.

Most recently, Mr. Fung served as Interim Chief Financial Officer and Treasurer for 99 Cents Only Stores and currently serves on its board.  Prior to that, Michael spent 11 years at Wal-Mart Stores Inc., retiring in 2012.  During his tenure, he served as Chief Financial Officer for Walmart U.S and SVP, Global Procurement and Internal Audit. He was responsible for implementing Walmart’s financial and procurement system, SAP.

“Michael is an excellent choice to serve as our interim Chief Financial Officer and Chief Operating Officer,” said Karen Katz, President and Chief Executive Officer, Neiman Marcus Group.  “He is an accomplished leader who brings extensive experience in corporate finance, strategy, financial planning and analysis, logistics and operations to NMG.”

Earlier in his career, he held leadership and executive-level positions at Sensient Technologies, Vanstar Corporation, Bass Pros Shops, Beatrice Companies, and Deloitte & Touche.

Michael Fung brings nearly 40 years of experience to NMG.  He currently serves on the Board of Directors for FranklinCovey, Salt Lake City and 99 Cents Only Stores in Los Angeles. Mr. Fung chairs the Audit Committee for both FranklinCovey and 99 Cents Only Stores and also serves on the Compensation Committee and the Nominating and Governance Committee at FranklinCovey.  He is a board member and Chair of the Asian Pacific Islander American Scholarship Fund.

Fung received a Masters of Business Administration from the University of Chicago’s Booth School of Business, and a Bachelor of Science in Accounting from the University of Illinois at Chicago.

About Neiman Marcus Group:

Neiman Marcus Group LTD LLC is a luxury, multi-branded, omni-channel fashion retailer conducting integrated store and online operations under the Neiman Marcus, Bergdorf Goodman, Last Call, Horchow, CUSP, and mytheresa brand names. For more information, visit www.neimanmarcusgroup.com.

Contact:

Mimi Sterling

Neiman Marcus Group

Mimi_sterling@neimanmarcus.com

214-573-5682